Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Longeveron Inc. as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023 appearing in the Annual Report on Form 10-K of Longeveron Inc. for the year ended December 31, 2024.

/s/ Marcum Llp

Hartford, CT

June 20, 2025